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                                                                    EXHIBIT 10.1



May 10, 1999


Mr. Barry D. Emerson
307 Manhattan Avenue
Manhattan Beach, CA  90266

Dear Barry:

         Elite Information Systems, Inc. ("Elite") is pleased to offer you employment as Chief Financial Officer, reporting to Chris Poole, at a salary of $140,000.00 per year (exempt). Additionally, in accordance with the attached compensation plan, you will be eligible for an annual "target bonus" of up to $40,000.00 per year payable on the last day of the month following the end of the fiscal year for which the bonus is due.

         I will recommend to the Compensation Committee of the Broadway & Seymour, Inc. Board of Directors that you be granted an option to purchase 25,000 shares pursuant to the 1996 Broadway & Seymour, Inc. Stock Option Plan (the "Plan"). Subject to approval of the Compensation Committee, these options will be granted as soon as they become available under the Plan. In the event of a change of control, as defined in the Plan (a copy of which is attached), you will immediately vest in all options granted under the Plan that have not yet vested at the time of any such change of control, which options may be exercised in accordance with the terms of the Plan.

         Your employment is "at will". The terms and conditions of your employment with Elite may be changed with or without cause and with or without notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work. Your status as an "at will" employee cannot be changed except through a written agreement signed by the President of Elite. Elite acknowledges that you may terminate your employment with the company at any time for any reason with or without notice.

         If your employment is terminated without "cause" at any time Elite shall, upon such termination, in exchange for a general release of any and all claims relating to your employment by Elite and its affiliates: (i) pay you in a lump sum an amount equal to your then current base salary for twelve (12) months, less required state and federal tax withholdings and any other applicable deductions; and (ii) at your election, continue your medical coverage pursuant to 29 U.S.C. ss161 et seq. ("COBRA") and bear the entire expense of such coverage without contribution by you for twelve (12) months following your termination.

         For purposes of this agreement, "cause" shall mean (i) your substantial failure to carry out and perform your duties after written notice from the Chief Executive Officer; (ii) your repeated refusal to follow the lawful directives of the Chief Executive Officer; (iii) your commission of a felony (other than a traffic violation); (iv) your commission of an act of fraud, embezzlement, theft or other act of material financial dishonesty against Elite or its affiliates;
(v) your commission of an act involving moral turpitude that brings Elite or any of its affiliates into public disrepute or disgrace or causes material harm to customer relations, operations or business prospects of Elite or its affiliates;
(vi) your misrepresentation to Elite of academic or professional qualifications or prior work experience; or (vii) your violation of the provisions in the Proprietary Information and Inventions Agreement signed by you upon the commencement of your employment with Elite, including, but not limited to, the provisions relating to the use and disclosure of Elite's confidential information. In addition, you shall be deemed to have been terminated without cause and shall be entitled to receive such severance in the event of a reduction in your base salary below current levels or a requirement that you relocate outside the Los Angeles area.


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Mr. Barry Emerson
May 7, 1999
Page Two



         You are eligible to participate in Elite's health plans (which will begin on the first date of month following your employment) and life insurance programs as well as all other benefits available to regular employees. Enclosed is a summary of benefits that Elite offers. As a condition of your employment you will be required to show proof of your legal right to work in the United States and you will be required to execute the standard Elite Employee Proprietary Information and Inventions Agreement.

         Except for the above-referenced Elite Employee Proprietary Information and Inventions Agreement, this letter contains the complete agreement between you and Elite. All other offers and conditions previously discussed and/or agreed to are superseded by this letter. If you have any questions regarding this offer, please do not hesitate to call me, otherwise, if everything is acceptable, please sign and return one copy of this letter to me. The other copy is for your files.

         We are very excited about your joining Elite. I am confident that you will bring the right experience, drive and intellect to add substantial strength to our team.




/s/ Barry D. Emerson                             /s/ Christopher K. Poole
--------------------------------                 -------------------------------
Barry D. Emerson                                 Christopher K. Poole
                                                 President
                                                 Elite Information Systems, Inc.


May 10, 1999                                     May 10, 1999
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Date                                             Date